EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made effective as of December 31, 2012 (the “Effective Date”), by and between UNION TOWER, LLC, a Delaware limited liability company (“Landlord”) and HURON CONSULTING SERVICES LLC, a Delaware limited liability company, successor by assignment to HURON CONSULTING GROUP LLC (“Tenant”).

W I T N E S S E T H

A. Landlord and Tenant’s predecessor in interest entered into that certain Office Lease dated December, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 23, 2004 (the “First Amendment”), and by that certain Second Amendment to Lease dated May 14, 2007 (the “Second Amendment”), and by that certain Third Amendment to Lease dated April 2, 2010 (the “Third Amendment” and together with the Original Lease, the First Amendment, the Second Amendment, and the Third Amendment, the “Amended Lease”), whereby Landlord leased to Tenant certain premises consisting of a total of 116,621 square feet of rentable area (the “Existing Premises”), consisting of the entire fifth, eighth, ninth, sixteenth, and seventeenth floors, each of which contain 20,667 square feet of rentable area, together with 7,893 square feet of rentable area on the fifteenth floor (“Suite 1520”), and 5,393 square feet of rentable area on the third floor, all in that certain office building known as Union Tower, located at 550 West Van Buren Street, Chicago, Illinois (the “Building”).

B. Landlord and Tenant now desire to amend the Amended Lease to modify the Premises and Rent, to extend the Term, and to amend the Amended Lease in certain other respects.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into the Amended Lease, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Defined Terms. All defined terms used herein shall have the same meanings as are ascribed to such defined terms in the Amended Lease, except as otherwise specifically provided herein. As used herein and in the Amended Lease the term “Lease” shall mean the Amended Lease as modified by this Fourth Amendment.

2. Modification of Premises and Tenant’s Pro Rata Share.

(a) Termination of Lease as to Suite 1520 Subleased Space. Landlord, Tenant, and CRC Insurance Services, Inc., an Alabama corporation (“Subtenant”) previously entered into a certain Consent to Sublease, dated August 10, 2012, pursuant to which Landlord consented to a Sublease of Suite 1520 to Subtenant, and the parties agreed that if at any time the term of the Lease were terminated with respect to Suite 1520, then Suite 1520 would become part of the premises leased by Landlord to Subtenant, as tenant, under a separate lease. Effective as of January 1, 2013 (the “Fourth Amendment Commencement Date”), (i) the term of the Lease shall be terminated with respect to Suite 1520, (ii) the Premises shall consist of 108,728 square feet of rentable area in the aggregate, (iii) Suite 1520 shall be deemed to be excluded from all references in the Lease to “Premises”, and (iv) Tenant’s Pro Rata Share shall be amended to be 32.690%.

(b) Addition of Fourth Floor to Premises. Effective as of April 1, 2013 (the “4th Floor Premises Commencement Date”), (i) the fourth floor of the Building, containing 20,667 square feet of rentable area (the “4th Floor Premises”), shall be added to the Premises, as defined in the Lease, (ii) the Premises shall consist of 129,395 square feet of rentable area in the aggregate, (iii) the 4th Floor Premises shall be deemed to be included in all references in the Lease to “Premises”, and (iv) Tenant’s Pro Rata Share shall be amended to be 38.903%.

(c) Replacement Exhibit A. The Premises, as amended effective as of April 1, 2013, are depicted on Exhibit A attached hereto.

3. Term. Landlord and Tenant hereby agree to extend the Term of the Lease from October 1, 2014, through and including September 30, 2024 (the “Extended Term”), and the Lease is hereby amended so that all references to the “Term” in the Lease shall include the Extended Term and any renewals thereof pursuant to the terms of this Fourth Amendment.

4. Base Rent. Notwithstanding anything in the Lease to the contrary, the schedule of Base Rent payable with respect to the Premises from and after the Fourth Amendment Commencement Date, through and including September 30, 2024 shall be amended to be as follows:

Months of Term	Annual Rent Per Rentable Square Foot	Rentable Square Feet	Annual Rent		Monthly Rent
1/1/2013 - 3/31/2013	$15.75	108,728	$1,712,466.00		$142,705.50
4/1/2013 - 12/31/2013	$15.75	129,395	$2,037,971.25	*	$169,830.94	*
1/1/2014 - 12/31/2014	$16.25	129,395	$2,102,668.75	*	$175,222.40	*
1/1/2015 - 12/31/2015	$16.75	129,395	$2,167,366.25		$180,613.85
1/1/2016 - 12/31/2016	$17.25	129,395	$2,232,063.75		$186,005.31
1/1/2017 - 12/31/2017	$17.75	129,395	$2,296,761.25		$191,396.77
1/1/2018 - 12/31/2018	$18.25	129,395	$2,361,458.75		$196,788.23
1/1/2019 - 12/31/2019	$18.75	129,395	$2,426,156.25		$202,179.69
1/1/2020 - 12/31/2020	$19.25	129,395	$2,490,853.75		$207,571.15

1/1/2021 - 12/31/2021	$19.75	129,395	$2,555,551.25	$212,962.60
1/1/2022 - 12/31/2022	$20.25	129,395	$2,620,248.75	$218,354.06
1/1/2023 - 12/31/2023	$20.75	129,395	$2,684,946.25	$223,745.52
1/1/2024 - 9/30/2024	$21.25	129,395	$2,749,643.75	$229,136.98

*	Subject to abatement as provided in Section 7 herein.

5. Condition of Premises. Tenant shall accept the 4th Floor Premises in “as-is, where-is” condition on the 4th Floor Premises Commencement Date. No promise of Landlord to alter, remodel or improve the 4th Floor Premises, the Premises or the Building and no representation respecting the condition of the 4th Floor Premises, the Premises, or the Building has been made by Landlord to Tenant other than as expressly set forth in this Fourth Amendment.

6. Allowance and Tenant Improvements. Landlord shall give Tenant a total one-time allowance (the “Allowance”) of $3,958,220.00 ($25.00/rsf for the 108,728 square feet of rentable area in the Premises as of January 1, 2013, and $60.00/rsf for the 20,667 square feet of rentable area in the 4th Floor Premises) as a credit towards the cost of performing certain improvements in the Premises and/or 4th Floor Premises, including but not limited to hard construction costs, soft costs, permit fees, moving costs, telephone cabling costs, specialty consulting fees, the cost of architectural drawings, MEP drawings, general conditions, overhead and profit of the general contractor and subcontractors, and the cost of wiring, furniture, fixtures and equipment for the Premises, as more particularly described in that certain Work Letter (the “Work Letter”) attached hereto and made a part hereof as Exhibit B and defined therein as the “Work”. The Allowance shall be paid upon receipt of lien waivers, invoices and other documentation reasonably requested by Landlord, as provided in the Work Letter. All work to be performed by Tenant in the Premises shall be performed in a good and workmanlike manner in accordance with the Lease and the Work Letter. The Allowance must be used on or before December 31, 2014, or it will no longer be available to Tenant. The foregoing notwithstanding, up to $1,630,920.00 ($15.00/rsf in the Premises as of January 1, 2013) of the Allowance, may, at Tenant’s election, be applied towards Base Rent and to Tenant’s Pro Rata Share of Taxes and Expenses for the Premises provided that Tenant gives Landlord written notice of such election on or before December 31, 2013, and further provided that (i) the amount of any such credit shall be applied to the first installments of Rent due after the Rent Abatement Period (defined below) expires, so that the credit is exhausted as soon as possible, and (ii) prior to application of any portion of the Allowance to Rent, all costs of the Work shall have been paid and Tenant shall have satisfied all conditions precedent to release of the Retainage as provided in Section 7(c) of the Work Letter.

7. Rent Abatement. Notwithstanding anything in Section 4 or elsewhere to the contrary herein, so long as Tenant is not in default under the Lease after expiration of all applicable cure periods, Tenant shall be entitled to an abatement of Base Rent and of Tenant’s Pro Rata Share of Taxes and Expenses (collectively, the “Abated Rent”) as follows: (i) for the

4th Floor Premises, from the 4th Floor Premises Commencement Date through and including July 31, 2014, and (ii) for the entire remaining Premises (excluding the 4th Floor Premises) from May 1, 2013, through and including July 31, 2014 (the “Rent Abatement Period”). For the avoidance of doubt, the initial four (4) months of the Rent Abatement Period for the 4th Floor Premises from the 4th Floor Premises Commencement Date through July 31, 2013, is intended to provide Tenant adequate time to complete its improvements in the 4th Floor Premises, but such abatement period shall not be reduced if Tenant is able to complete such improvements in less than four (4) months. During the Rent Abatement Period, only Base Rent and Tenant’s Pro Rata Share of Taxes and Expenses shall be abated, and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

8. Right of First Offer.

(a) Offer Space and Period. Subject to the other terms of this Section 8, Landlord hereby agrees that, if any space in the Building containing at least 8,000 square feet of contiguous rentable area (the “Offer Space”) becomes “available” (as determined in accordance with Section 8(b) below) during the Offer Period (hereinafter defined), then Landlord shall not, during the Term of the Lease, lease the Offer Space to another tenant without first offering Tenant the right to lease the Offer Space (“Right of First Offer”). As used herein, the term “Offer Period” shall mean the period commencing on January 1, 2013, and expiring on September 30, 2024, unless Tenant satisfies all conditions and validly exercises its Extension Option under Section 11, in which event the Offer Period shall be extended until September 30, 2029. If twenty-four (24) or fewer months remain in the Term from the date Landlord expects the Offer Space to become available, unless Landlord otherwise waives such requirement in writing, the term with respect to the Offer Space shall not be less than sixty (60) full calendar months after the proposed Offer Space Commencement Date (or such shorter term as may be stated in the Offer Notice), notwithstanding the earlier scheduled expiration date of the Term of the Lease with respect to the other Premises. If twenty-five (25) or more months remain in the Term from the date Landlord expects the Offer Space to become available, the lease term for the Offer Space shall be coterminous with that of the Lease.

(b) Availability. The Offer Space shall be deemed to be “available” for leasing when Landlord is prepared to offer to lease such space to parties other than tenants of the Building as of the Effective Date with existing rights to lease such space. Further, space in the Building which is vacant as of the Effective Date, including without limitation the tenth, eleventh, and fourteenth floors (collectively, “Vacant Space”) shall not initially be included in “Offer Space”. Vacant Space shall become “available” only after expiration or earlier termination of any initial leases entered into by Landlord after the Effective Date (each an “Initial Vacant Space Lease”). Offer Space shall .not be deemed to be available if the space is: (i) assigned or subleased by the current tenant of the space as of the Effective Date or by the tenant under any Initial Vacant Space Lease , or (ii) re-let by such current tenant of the space pursuant to an existing renewal or extension option or right of first offer identified on Exhibit C hereto or by the tenant of any Vacant Space under any Initial Vacant Space Lease.

(c) Notice and Acceptance Procedure. Prior to Landlord’s entering into a lease for the Offer Space which is available for leasing during the Offer Period, Landlord shall give Tenant a written notice (the “Offer Notice”) setting forth (i) the location, (ii) the square feet of rentable area, (iii) the rental rate and related concessions such as rent abatement and allowances; (iv) the date Landlord expects the Offer Space to become available; and (v) the length of the term. Tenant’s right to lease the Offer Space shall be exercisable by written unconditional acceptance notice (the “Acceptance Notice”) from Tenant to Landlord delivered not later than five (5) days after the Offer Notice is delivered to Tenant, time being of the essence. Tenant may not elect to lease less than the entire portion of the Offer Space described in an Offer Notice. If Tenant declines or fails to duly and timely exercise its Right of First Offer or fails to meet all of the conditions provided in this Section 8, Landlord shall thereafter be free to lease the Offer Space in portions or in its entirety to any third-party tenant at any time without regard to the restrictions in this Section 8 on any terms and conditions that Landlord thereafter negotiates (including without limitation options to renew), without further obligation to Tenant.

(d) Further Conditions. Tenant’s right to lease the Offer Space is further subject to the following additional terms and conditions: (i) the Lease must be in full force and effect on the date on which Tenant exercises its option of first offer to lease the Offer Space and on the applicable Offer Space Commencement Date; (ii) Tenant must not be in Default beyond any applicable notice or cure periods under the Lease, either on the date Tenant exercises its option to lease the Offer Space or on the applicable Offer Space Commencement Date, unless Landlord, in its sole and absolute discretion, agrees in writing to permit Tenant to lease such Offer Space notwithstanding such Default; and (iii) Tenant shall not have assigned the Lease or then-currently have sublet more than fifty percent (50%) of the Premises, other than to a Related Entity. It is agreed that this Right of First Offer is personal to Tenant.

(e) Terms as to Offer Space. If Tenant validly exercises its Right of First Offer, then (i) the Commencement Date with respect to the Offer Space shall be the day the Offer Space is delivered to the Tenant broom clean, free of tenants or other occupants, and in its then “as is” condition; without representation or warranty by Landlord or any other party acting on behalf of Landlord; (ii) effective as of the Offer Space Commencement Date, the Offer Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease except that: (x) Base Rent for the Offer Space shall be the rate specified in the applicable Offer Notice; (y) the square feet of rentable area of the Premises shall be increased by the square feet of rentable area of the Offer Space and the square feet of rentable area of the Premises, as so increased, shall be used in calculating the increases in Tenant’s Pro Rata Share; and (z) the Term with respect to the Offer Space shall commence on the applicable Offer Space Commencement Date and shall terminate simultaneously with the expiration or earlier termination of the Term of the Lease, provided, however, at Landlord’s option, as a condition precedent to Tenant’s exercise of its Right of First Offer, Tenant must agree that the term with respect to the Offer Space shall extend at least sixty (60) full calendar months after the Offer Space Commencement Date (or such shorter term as may be stated in the Offer Notice) in the event twenty-four (24) or fewer months exist on the Lease

Term. Unless Landlord otherwise agrees in writing, the Termination Option contained herein shall not apply to any Offer Space if the term stated in the Offer Notice expires on or after the Termination Date (as defined below).

(f) Delivery. If Landlord fails to deliver possession of the Offer Space on the applicable Offer Space Commencement Date because of any act or occurrence beyond the reasonable control of Landlord, including, without limitation, the holding over of any tenants or occupants beyond the expiration of their lease terms or other causes of such nature, then Landlord shall not be subject to any liability for failure to deliver possession, and such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant thereunder or be construed to extend the expiration of the Term either as to the Offer Space or the balance of the Premises; provided, however, that under such circumstances, (i) Landlord shall make reasonable efforts to obtain possession of the Offer Space and (ii) the Offer Space Commencement Date shall not occur until Landlord is able to deliver possession of the applicable Offer Space to Tenant in the condition required under Section 8(e)(i) of this Fourth Amendment. If such delay persists for more than one hundred (120) days, then Tenant shall have the ongoing right, until Landlord delivers the Offer Space, to terminate the Lease as to the Offer Space.

(g) Lease Amendment. Upon the valid exercise by Tenant of its option to lease the Offer Space, Landlord and Tenant shall promptly (but in any event prior to the Offer Space Commencement Date) enter into a written supplement to the Lease reflecting the terms, conditions and provisions applicable to the Offer Space, as determined in accordance herewith.

9. Expansion Option.

(a) Expansion Space. Landlord hereby grants to Tenant the option to expand (“Expansion Option”) the Premises to include the entire thirteenth (13th) floor of the Building, consisting of 20,667 square feet of rentable area (the “Expansion Space”), upon the terms and conditions hereinafter set forth, but subject to the existing rights of Live Nation Entertainment, Inc. (and its successors and assigns, “Ticketmaster”), the current tenant of the Expansion Space as of the Effective Date.

(b) Notice and Acceptance Procedure. Landlord shall deliver written notice to Tenant not later than August 31, 2013 as to whether Landlord has received written notice from Ticketmaster of its exercise of its option to renew its lease with respect to the Expansion Space. Tenant’s right to expand into the Expansion Space shall be exercisable by irrevocable and unconditional written notice (the “Expansion Notice”) from Tenant to Landlord delivered not later than November 1, 2013, time being of the essence.

(c) Further Conditions. Tenant’s right to lease the Expansion Space is further subject to the following additional terms and conditions: (i) the Lease must be in full force and effect on the date on which Tenant exercises its Expansion Option and on the applicable Expansion Space Commencement Date; (ii) Tenant must not be in Default beyond any applicable notice or cure periods under the Lease, either on the date Tenant exercises its option to lease the Expansion Space or on the applicable Expansion Space Commencement Date, unless Landlord, in its sole and absolute discretion, agrees in writing to permit Tenant to lease such Expansion Space notwithstanding such Default; and (iii) Tenant shall not have assigned the Lease or then-currently have sublet more than fifty percent (50%) of the Premises, other than to a Related Entity. It is agreed that this Expansion Option is personal to Tenant.

(d) Terms as to Expansion Space. If Tenant has validly exercised its option to lease the Expansion Space, then Landlord shall deliver the Expansion Space to Tenant on August 1, 2014, broom clean, free of tenants or other occupants, and in its then “as is” condition; without representation or warranty by Landlord or any other party acting on behalf of Landlord; and the term of the Lease with respect to the Expansion Space shall commence on December 1, 2014 (the “Expansion Space Commencement Date”). Effective as of the applicable Expansion Space Commencement Date, the Expansion Space shall be included in the Premises, subject to all of the terms, conditions and provisions of the Lease except that: (x) Tenant shall be entitled to an abatement of Base Rent and of Tenant’s Pro Rata Share of Taxes and Expenses for the Expansion Space from December 1, 2014, through and including November 30, 2015, (y) the square feet of rentable area of the Premises shall be increased by the square feet of rentable area of the Expansion Space and the square feet of rentable area of the Premises, as so increased, shall be used in calculating the increases in Tenant’s Pro Rata Share and in calculating Base Rent (which shall be the same rental rate per square foot of rentable area as set forth in Section 4 herein applied to the Premises as so increased by the square feet of rentable area of the Expansion Space, e.g., $16.25 per square foot of rentable area for December, 2014, increasing to $16.75 per square foot of rentable area on January 1, 2015, and so forth as such rates are set forth in Section 4 herein), and (z) Tenant shall be entitled to an additional tenant improvement Allowance of $1,240,020.00 ($60.00/rsf) to be used for improvement of the Expansion Space on the same terms as are stated in Section 6 above and in the Work Letter, except that the deadline for use of the allowance for the Expansion Space shall be November 30, 2015.

(e) Delivery. If Landlord fails to deliver possession of the Expansion Space on the applicable Expansion Space Commencement Date because of any act or occurrence beyond the reasonable control of Landlord, including, without limitation, a holding over of Ticketmaster or other causes of such nature, then Landlord shall not be subject to any liability for failure to deliver possession, and such failure to deliver possession shall not affect either the validity of the Lease or the obligations of either Landlord or Tenant thereunder or be construed to extend the expiration of the Term either as to the Expansion Space or the balance of the Premises; provided, however, that under such circumstances, (i) Landlord shall make reasonable efforts to obtain possession of the Expansion Space and (ii) the Expansion Space Commencement Date shall not occur until Landlord is able to deliver possession of the Expansion Space to Tenant in the condition required under Section 9(d) of this Fourth Amendment. If such delay persists for more than one hundred (120) days, then Tenant shall have the ongoing right, until Landlord delivers the Expansion Space, to terminate the Lease as to the Expansion Space.

(f) Term and Lease Amendment. The Term with respect to the Expansion Space shall commence on the applicable Expansion Space Commencement Date and shall expire simultaneously with the expiration or earlier termination of the Term, including any extension or renewal thereof. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. Upon the valid exercise by Tenant of its option to lease the Expansion Space, Landlord and Tenant shall promptly (but in any event prior to the Expansion Space Commencement Date) enter into a written supplement to the Lease reflecting the terms, conditions and provisions applicable to the Expansion Space, as determined in accordance herewith.

10. Right To Terminate.

(a) Notice and Procedure. Tenant shall have a one-time option (“Termination Option”) hereinafter provided, to terminate the Term of the Lease effective as of September 30, 2021 (the “Termination Date”). Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant and received by Landlord (“Termination Notice”) no later than September 30, 2020, and the effectiveness of such Termination Notice shall be conditioned upon Tenant’s payment of the Termination Fee (defined below) to Landlord, no later than the latter of (i) August 31, 2021 and (ii) sixty (60) days after Landlord has provided Tenant written notice of the Termination Fee. Tenant shall have the right to review and approve Landlord’s calculation of the Termination Fee, which approval will not be unreasonably withheld.

(b) Calculation of Termination Fee. The Termination Fee (“Termination Fee”) shall be equal to the unamortized portion, as of the Termination Date, of all Lease Costs (defined below), together with interest thereon at the rate of eight percent (8%) per annum accruing from and after the dates such costs were paid or advanced by Landlord, or in the case of rent reductions or abatements, from the dates such losses were incurred by Landlord, as applicable. The amortization period(s) for Lease Costs shall commence only after expiration of any rent abatement period(s) with respect to particular space, and shall end on September 30, 2024. Base Rent paid by Tenant shall be applied first to interest then accrued as provided above, and then to amortize Lease Costs. “Lease Costs” shall be the sum of all of the following amounts (i) all leasing commissions related to this Fourth Amendment and additional space added to the Premises after the Effective Date, including without limitation any Offer Space and Expansion Space, (ii) the Allowance and all other tenant improvement allowances paid after the Effective Date, including without limitation, those paid in connection with any Offer Space, Expansion Space, and other space leased by Tenant hereunder (if any), (iii) the amount of all Abated Rent and other rent concessions granted pursuant to the terms of this Fourth Amendment (whether applicable to periods before or after the Effective Date) and all further Lease amendments executed after the Effective Date, and (iv) rent loss incurred (net of sublease income from CRC Insurance Services, Inc.) by Landlord’s removal of Suite 1520 from the Premises when and as provided herein. There shall be no duplication of costs included in Lease Costs, and Lease Costs shall be deemed to be “amortized” only to the extent of Base Rent actually received by Landlord with respect to the applicable space.

(c) Conditions. Tenant may not, unless Landlord otherwise agrees, exercise its option to terminate the Lease pursuant to this Section 10 at any time there is a Default under the Lease that has occurred and is continuing beyond any applicable notice or cure periods. Any notice of exercise of Tenant’s option to terminate the term of the Lease pursuant to this Section 10 shall be irrevocable by Tenant once given. If Tenant so exercises its option to terminate the Lease and pays to Landlord the Termination Fee as above provided, then effective as of the Termination Date, the Lease shall be deemed to have expired by lapse of time, and Tenant shall return the Premises to Landlord on the Termination Date in accordance with the requirements of the Lease. All obligations of Tenant which accrue under the Lease on or before the Termination Date shall survive such termination.

11. Right to Extend.

(a) Notice and Procedure. Landlord hereby grants to Tenant the option to extend the term of the Lease (“Extension Option”), on the same terms and conditions set forth in the Lease, except as set forth below, for one (1) additional term of five (5) years (the “Option Period”). Such Extension Option shall be exercised, if at all, by unconditional written notice (“Option Notice”) given by Tenant and received by Landlord not later than twelve (12) months prior to then scheduled Expiration Date, time being of the essence. Once an Option Notice is given, Tenant’s exercise of such option shall be irrevocable.

(b) Further Conditions. Tenant’s right to exercise its Extension Option is further subject to the following additional terms and conditions: (i) the Lease must be in full force and effect on the date on which Tenant exercises its Extension Option and on the originally-scheduled Expiration Date; (ii) Tenant must not be in Default beyond any applicable notice or cure periods under the Lease, either on the date on which Tenant exercises its Extension Option or on the originally-scheduled Expiration Date unless Landlord, in its sole and absolute discretion, agrees in writing to permit Tenant to exercise such Extension Option notwithstanding such Default; and (iii) Tenant shall not have assigned the Lease or then-currently have sublet more than fifty percent (50%) of the Premises, other than to a Related Entity, or sublet the entire Premises. It is agreed that this Extension Option is personal to Tenant.

(c) Terms and Rent during Option Period. The Base Rent during the Option Period (the “Prevailing Rental Rate”) shall be equal to the average per square foot rental rate per year for all new leases approximately as long as the Extension Period, executed by tenants of similar size, credit quality or stature for similar uses and terms substantially as long as the extension period for Comparable Buildings during the twelve (12) months immediately prior to the date upon which such Prevailing Rental Rate is to become effective. Landlord’s good faith determination of the Base Rent for the Option Period shall be conclusive except as provided hereinafter. Tenant may request in writing that Landlord provide written notice to Tenant of Landlord’s determination of Base Rent for the Option Period. Landlord shall provide Tenant with Landlord’s determination of Base Rent for the Option Period within thirty (30) days after receipt of Tenant’s written request therefor, but in no event shall Landlord be required to provide such determination more than ten (10) months prior to the Expiration Date. Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay rent for the Option Period.

(d) Arbitration Procedure. If Tenant disagrees with Landlord’s determination of the Prevailing Rental Rate, Landlord and Tenant shall negotiate in good faith for a period of thirty (30) days after Tenant’s receipt of Landlord’s determination of the Prevailing Rental Rate to determine the Prevailing Rental Rate for the Option Period. If Landlord and Tenant are unable to agree on the Prevailing Rental Rate within said thirty (30) day period (provided that Tenant has delivered its Option Notice, and if Tenant has not delivered its Option Notice, then within thirty (30) days after delivery of the Option Notice), then, within ten (10) days of the expiration of such thirty (30) day period Landlord and Tenant shall each select as an arbitrator a licensed real estate broker who shall be disinterested and shall be a person that has been actively engaged in the leasing of comparable office buildings in the Central Business District of Chicago for a period of not less than ten (10) years immediately preceding his or her appointment. Each party shall notify the other as to the name and address of the arbitrator selected prior to the expiration of such ten (10) day period. Landlord and Tenant shall each simultaneously submit to the arbitrators a determination of the proposed Prevailing Rental Rate. The arbitrators shall be directed as promptly as possible, but in any event within ten (10) days, to select from the two determinations submitted by Landlord and Tenant the one that is closer to the Prevailing Rental Rate as determined by the arbitrators, and said selection shall thereafter be deemed the Prevailing Rental Rate. If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Landlord and Tenant is closest to the actual Prevailing Rental Rate, the two arbitrators shall appoint a third arbitrator within ten (10) days, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual Prevailing Rental Rate. In the event the two arbitrators are not able to so agree upon a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association, using the criteria described above. The third arbitrator will select one or the other of the two calculations of Prevailing Rental Rate submitted by the other two arbitrators and will notify the parties and the arbitrators within ten (10) days of being selected to make the Prevailing Rental Rate determination. The determination of the third arbitrator shall be final and binding on Landlord and Tenant. Each party shall pay for the cost of its own arbitrator and the cost of the third arbitrator (if any) shall be borne equally by Landlord and Tenant.

12. OFAC Compliance. The requirements set forth in Section 5 of the Third Amendment are hereby amended, replaced and superseded by the following provisions in this Section 12.

(a) Representation. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law. The foregoing notwithstanding, as used in this Section 12, “Embargoed Person”, “Prohibited Person”, “entity” or “person” shall not include such Embargoed Person, Prohibited Person, entity or person to the extent such Embargoed Person, Prohibited Person, entity or person acquired its interest in Tenant in or through a U.S. Publicly-Traded Entity. A “U.S. Publicly-Traded Entity” is an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an entity.”

(b) Covenant. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Further Assurances. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

13. Broker. Tenant and Landlord each represents to the other party that except for U.S. Equities Asset Management and Jones Lang LaSalle Midwest, LLC (whose commissions, if any, shall be paid by Landlord pursuant to separate agreement), Landlord and Tenant have not dealt with any real estate broker, salesperson or finder in connection with this Fourth Amendment, and no other such person initiated or participated in the negotiation of this Fourth Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Fourth Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Tenant. Landlord hereby agrees to indemnify, defend, and hold Tenant and its respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs, and expenses (including attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Landlord in connection with this Fourth Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Landlord.

14. Energy and Environmental Initiatives. Tenant shall reasonably cooperate with Landlord in any commercially reasonable programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council, as well as the Energy Star program promoted by the U.S. Environmental Protection Agency and the U.S. Department of Energy. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

15. Insurance by Tenant. The requirements set forth in Article 11 of the Lease are hereby amended, replaced and superseded by the following provisions in this Section 15.

(a) Coverages. Tenant shall, during the Lease Term, procure at its expense and keep in force the following insurance:

(i)	Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000). Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.

(ii)	Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures, and personal property located on or in the Premises for perils covered by the causes of loss—special form (all risk) and in addition, coverage for flood, wind, earthquake, terrorism and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

(iii)	Business interruption and extra expense insurance in such amounts to reimburse Tenant for direct or indirect loss attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as result of such perils.

(iv)	Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

(v)	Such other insurance as Landlord reasonably deems necessary and prudent or required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises.

(b) General. The policies required to be maintained by Tenant shall be with companies rated A- X or better by A.M. Best Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall not exceed $10,000. Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the commencement date and annually thereafter at least thirty (30) days prior to the policy expiration date. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by the Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

(c) Landlord’s Right. In the event Tenant does not purchase the insurance required by this lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. The Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

(d) Waiver of Subrogation. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy (or in the event either party elects to self insure any property coverage required) required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible.

(e) Landlord’s Insurance. Landlord shall also, as part of Operating Expenses, maintain during the Term casualty and commercial general liability insurance on the Property, and any other insurance required from time to time by applicable law (including without limitation worker’s compensation if Landlord has any employees), all in such amounts and with such deductible as Landlord reasonably deems appropriate, provided that Landlord shall maintain primary, non-contributory, extended coverage or “all-risk” property damage insurance, in an amount equal to one hundred percent (100%) of the full insurable replacement value of the Property (exclusive of the costs of excavation, foundations and footings, and such risks required to be covered by Tenant’s insurance, and subject to reasonable deductible amounts), or such other amount necessary to prevent Landlord from being a co-insured. Such insurance may, at Landlord’s option, maintain such insurance under a blanket policy. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Landlord shall not be required to carry insurance of any kind on Tenant’s property, and Tenant hereby agrees that Tenant shall have no right to receive any proceeds from any insurance policies carried by Landlord.

16. Generator. So long as no Default is continuing, Tenant shall have the right to install and maintain either a generator or an uninterrupted power supply system, and related equipment (each a “Generator”) for its exclusive use at no additional charge except as provided in this Section 16, in a parking space or spaces reasonably determined by Landlord (but not to exceed two (2) parking spaces), subject to and in accordance with the following terms and conditions:

(a) Plans. Prior to any installation, Tenant shall submit to Landlord for approval complete plans for the Generator (including equipment specifications, size, weight, location and type of connections and related equipment) (“Generator Plans”), which shall additionally specify noise levels applicable to operation, its required exhaust and conduit locations, fuel tank and related fuel lines, wires, and the size and construction of the pad and conduit. Landlord shall submit the Generator Plans to the Building’s MEP engineer for review to confirm the structural implications of the proposed Generator, and that the Generator, once installed and operating, is not likely to adversely affect Building systems or structure or otherwise adversely affect use or operation of common areas. Tenant shall make any changes requested by the MEP engineer and shall be responsible for the reasonable costs of such review, but once the MEP engineer issues its approval, Landlord shall not unreasonably withhold its approval of the Generator Plans. Once such Generator Plans are approved in writing by Landlord, Tenant shall be permitted to install such cabling, wiring and equipment in the Building and the Building’s risers as provided in the Generator Plans and as is necessary to connect the Generator to the Premises. Such installation shall be coordinated with Landlord’s riser management company at Tenant’s reasonable cost.

(b) Fees. Tenant will be responsible for parking rent or fees for the parking spaces obstructed by such Generator at the rate of fifty percent (50%) of the then current monthly rate for such parking space or spaces in effect from time to time. Such fees will also be due during any Rent Abatement Period.

(c) Installation. Tenant shall comply with all statutes, ordinances, codes, and regulations regarding the Generator (including the storage and handling of diesel fuel and other petroleum products) and shall obtain all permits therefor. Prior to commencing installation, Tenant shall provide Landlord with (i) to the extent available, copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Generator; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generator. Landlord may revoke its approval if the installation or operation of the Generator adversely affects the structural integrity of the Building, damages the Building’s parking facilities, materially interferes with any Building systems, violates any applicable laws. or otherwise materially and adversely interferes with Building operations. Any testing shall be conducted to the extent possible at times other than normal business hours, and will otherwise be performed in a manner reasonably calculated to minimize any inconvenience to other tenants and occupants of the Building and their respective employees and invitees.

(d) Operation. Any and all costs of installation, operation, maintenance and removal of the Generator shall be the sole obligation of Tenant, including the cost of repair for damage to any portion of the land or Building caused by such installation, operation, maintenance or removal. Tenant also shall be responsible for all generator fuel usage. Tenant warrants and represents that (i) Tenant shall promptly repair in a good and workmanlike manner any damage to the Building or its parking facilities caused by the installation of the Generator, (ii) the operation and maintenance of the Generator shall not cause material interference with any mechanical or other systems either located at or servicing the Building or its parking facilities, and (iii) the installation and operation of the Generator shall not constitute a violation of any applicable laws, ordinances, rules, orders, regulations, etc. of any Federal, State, county and municipal authorities having jurisdiction thereover nor shall it constitute a nuisance. The installation of the Generator shall be subject to and in accordance with all of the provisions of this Lease. The contractors performing the installation of the Generator and/or performing any work on the Building’s parking facilities shall be approved by Landlord in writing prior to the commencement of any work, which approval shall not be unreasonably withheld. Landlord shall have the right to relocate the Generator so long as the relocated area is reasonably useable for the purposes contemplated hereunder.

(e) Removal. Upon the expiration of the Term of this Lease or the earlier termination of this Lease or in the event Tenant desires to remove the Generator, Tenant shall promptly remove the Generator and repair the portion of the land, Building or the Building’s parking facilities which was altered or damaged, if any, in connection with the installation, operation, maintenance or removal of the Generator and otherwise leave the area in which the Generator was installed in good condition and repair, reasonable wear and tear excepted. Without limitation, Tenant shall be obligated to (i) remove any related support structures (including floor slabs), (ii) remove any fuel lines, wiring and/or exhaust systems connected to the Generator, and/or (iii) fill in any floor and wall openings or otherwise restore affected portions of the Building. If Tenant does not remove the Generator in the time and manner required, Landlord, after prior written notice to Tenant to remove said Generator and Tenant’s failure to do so within ten (10) days of the date of Tenant’s receipt of such notice, hereby authorizes Landlord to take all reasonable measures to fulfill Tenant’s obligations hereunder and to charge Tenant for all costs and expenses incurred, which shall be additional Rent under the Lease. Tenant shall indemnify and hold Landlord harmless from any and all damages, injury, loss, liability, costs or claims (including, without limitation, court costs and reasonable attorneys’ fees) in connection with or directly or indirectly resulting from the installation, operation, maintenance or removal of the Generator, except to the extent caused by Landlord’s negligence or willful misconduct.

17. Submission. Submission of this Fourth Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Fourth Amendment unless and until this Fourth Amendment is fully signed and delivered by Landlord and Tenant. It is further understood that this Fourth Amendment is subject to: (i) review and approval by Landlord of Tenant’s current financial condition; and (ii) review and approval of this proposed Fourth Amendment by Landlord’s Investment Committee. provided, however, the execution and delivery by Tenant of this Fourth Amendment to Landlord or Landlord’s agent, or their respective agents or representatives, shall constitute an irrevocable offer by Tenant to amend the Lease on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

18. Binding Effect. The Lease, as hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof, provided, however, the various options granted to Tenant under this Fourth Amendment shall replace and supersede any and all options contained in the original Lease and prior amendments and not repeated herein. This Fourth Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

19. Exculpatory Clause.

(a) Landlord. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, indemnities and agreements herein made on the part of Landlord, are made and intended, not with the intention of binding the Landlord personally or the assets of the Landlord, but are made and intended for the purpose of subjecting only Landlord’s interest in the Real Property, Premises and the Building, as the same may from time to time be encumbered, to the terms of the Lease and for no other purpose whatsoever. No personal liability shall at any time be asserted or enforceable against Landlord or its respective stockholders, officers, employees or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any representation, warranty, covenant, undertaking, indemnity or agreement of Landlord or Tenant, as applicable in the Lease. All such personal liability of Landlord, if any, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

(b) Tenant. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, Tenant’s individual stockholders, officers, employees and partners shall have no personal liability to Landlord on account of this Lease for the obligations of Tenant hereunder, except to the extent, if any, that such obligations may affect the value of any ownership interest such person may have in Tenant. Tenant’s liabilities under this Lease shall be satisfied solely from Tenant’s assets and any security deposit or other guaranty or collateral expressly provided by Tenant. Nothing herein is intended, however, to release any individual from liability for its own separate acts or omissions apart from the obligations of Tenant under this Lease, and nothing shall be deemed to release Tenant from personal liability hereunder.

20. Conflict. In the event of any conflict between the terms of the Amended Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall control.

21. Governing Law. Interpretation of this Fourth Amendment shall be governed by the laws of the State of Illinois.

22. Guaranty. As a condition precedent to Landlord’s execution of this Fourth Amendment, Tenant shall deliver to Landlord a Guaranty executed by Huron Consulting Group, Inc., a Delaware corporation, in form acceptable to Landlord, which Guaranty shall remain in effect throughout the Term.

IN WITNESS WHEREOF, this Fourth Amendment is executed as of the day and year aforesaid.

LANDLORD:

UNION TOWER, LLC, a Delaware limited liability company

By:	UNION TOWER II, LLC, a Delaware limited liability company, its sole member

By:	PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, its member, solely for its Principal U.S. Property Separate Account, formerly known as Principal Life Insurance Company, an Iowa corporation, for its Real Estate Separate Account

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

		By:	/s/ Katherine Gibbons
		Name: Title: Date:	Katherine Gibbons Investment Director December 31, 2012

		By:	/s/ Joe Wanninger
		Name: Title: Date:	Joe Wanninger Investment Director December 26, 2012

TENANT:

HURON CONSULTING SERVICES LLC, a Delaware limited liability company

By:	/s/ C. Mark Hussey
Name:	C. Mark Hussey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

FLOOR PLANS OF PREMISES AS OF APRIL 1, 2013

17th Floor
20,667 Rentable Square Feet

Union Tower
550 West Van Buren

Building Features

U.S. Equities Realty

For further information, contact
Mike Kaz
(312) 951-6342
or
Jeffrey A. Baron
(312) 443-0893

16th Floor
20,667 Rentable Square Feet

Union Tower
550 West Van Buren

Building Features

U.S. Equities Realty

For further information, contact
Mike Kaz
(312) 951-6342
or
Jeffrey A. Barron
(312) 443-[illegible]

Union Tower

550 West Van Buren

Suite 400 - 20,667 Rentable Square Feet

Building Features

- OWP&P design include highly efficient, column free floor plates and 9' finished ceiling height
- Convenient access to Union Station, Ogilvie (NW) Station, CTA Blue/O-Hare line and bus routes, and major expressways
- Impressive, finely appointed lobby with 20' ceiling height
- Oversized vertical IT/communications riser
- Above standard electrical capacity, 9-10 watts P.S.F.
- Condeser water riser for supplemental cooling
- State of the art mechanical & life/safety systems
- 24-hour manned security, with after hours card key access
- Executive indoor heated parking
- Starbucks Coffee Shop

U.S. Equities Realty

For further information, contact:

Jeffrey A. Barron

(312) 987-9041

EXHIBIT A

ADDITIONAL PREMISES

Suite 330 – 5,393 Rentable Square Feet

EXHIBIT B

WORK LETTER

This Work Letter (“Work Letter”) is a part of that certain Fourth Amendment to Lease between HURON CONSULTING SERVICES, LLC, a Delaware limited liability company, as successor by assignment to HURON CONSULTING GROUP LLC, a Delaware limited liability company, as “Tenant” and UNION TOWER LLC, a Delaware limited liability company, as “Landlord”, relating to certain Premises as defined and more fully identified at the building located at 550 West Van Buren Street, Chicago, Illinois (the “Building”). Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease, as amended by the Fourth Amendment. This Work Letter is incorporated by referenced into the Lease and made a part thereof.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. WORK. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work and all other tenant improvements (collectively, the “Work”) in the Premises provided for in the Approved Plans and Budget (as defined in Paragraph 2 hereof). Subject to Tenant’s satisfaction of the conditions specified in this Work Letter, Tenant shall be entitled to the Allowance (as defined in the Fourth Amendment).

2. PRE-CONSTRUCTION ACTIVITIES.

(a) On or before the commencement of the Work, Tenant shall submit the Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord’s approval which will not be unreasonably withheld, conditioned or delayed. Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval, which will not be unreasonably withheld, conditioned or delayed:

(i) A budget (the “Budget”) and an itemized statement of estimated construction and other costs (as such figure may be revised from time to time, the “Cost” or “Costs”), including all fees for permits and architectural and engineering fees and a reasonable contingency reserve. Such Budget and Cost amounts shall be revised as is reasonably necessary to reflect actual costs due to change orders, as shown in contracts, or for other reasons during the progress of the Work.

(ii) The names and addresses of Tenant’s contractors (and said contractor’s subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Each of Tenant’s Contractors shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If such contractor complies with Landlord’s reasonable criteria and is duly qualified to perform the Work, Landlord shall approve such contractor. Landlord may, at its election, provide a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant may select its contractors or subcontractors for such designated portions of work and such contractors or subcontractors will be included in Tenant’s bid process.

(iii) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes thereto.

(b) As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, architectural, structural, mechanical, electrical, plumbing, HVAC, and life safety work and all other items for which the Allowance is to be used and all architectural, mechanical and electrical working drawings for such Work). The Plans shall be subject to Landlord’s reasonable approval as provided herein, which approval shall not be unreasonably withheld, conditioned or delayed, and to the approval of all local governmental authorities requiring approval of the Work and/or the Approved Plans. Landlord shall respond to Tenant’s submission of the Plans (giving detailed reasons in case of disapproval) within seven (7) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold, condition or delay its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds it approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is substantially likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans is reasonably likely to impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any Laws (or interpretations thereof); the Work is not in accordance with then-current Building standards; the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building outside of the Premises; or the Work has a reasonable likelihood of adversely affecting another tenant’s premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall prior to commencement of any Work, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Landlord shall respond to Tenant’s submission of such amended Plans within three (3) business days of receipt, it being agreed that Landlord’s approval thereto shall be limited to those items to which Landlord had objected pursuant to the prior submission of the Plans. Such procedure for review with respect to any further objections to the Plans by Landlord shall continue until the Plans are finally approved by Landlord. If Landlord fails to respond to any request for approval of Plans within the time period provided herein, Tenant shall send a further notice to Landlord with the following typed in bold face type in a clearly visible location on the outside of the notice: “THIS CONTAINS PLANS SUBMITTED TO LANDLORD PURSUANT TO A LEASE. LANDLORD’S FAILURE TO RESPOND IN WRITING WITHIN THREE (3) BUSINESS DAYS SHALL BE DEEMED TO CONSTITUTE LANDLORD’S APPROVAL OF SUCH PLANS.” If Landlord fails to respond within three (3) business days after receipt of such second notice, Landlord shall be deemed to have approved the Plans as submitted. The Plans shall also be revised, the Work shall be changed, all at Tenant’s cost and expense (but payable from the Allowance), to incorporate any work required in the Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable Laws, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable Laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c) No demolition or Work shall be undertaken or commenced by Tenant in the Premises being delivered to Tenant until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, and (ii) all necessary building permits have been applied for and obtained by Tenant, and copies of all of such permits have been delivered to Landlord. Notwithstanding the foregoing or anything to the contrary in this Work Letter, Tenant shall have the right to secure a separate permit for demolishing work (the “Demolishing Work”) prior to obtaining the applicable building permits and shall be entitled to commence such Demolishing Work upon receipt of the applicable permit (without waiting for such subsequent permits); provided, however, notwithstanding anything to the contrary contained herein, Tenant shall be required to submit full and detailed plans and drawings covering the Demolishing Work (the “Demolition Drawings”) to Landlord for Landlord’s approval (which process for approval shall follow the procedure set forth in Section 2(b) herein for Approved Plans) prior to commencing any such Demolishing Work.

3. CHARGES AND FEES. Tenant shall pay Landlord a supervisory fee in an amount equal to — 0 — percent (0%) of the total costs of the materials and labor for the Work (and all change orders with respect thereto), to defray Landlord’s administrative and overhead expenses incurred to review the Plans and coordinate with Tenant’s on-site project manager the staging and progress of the Work. Notwithstanding the forgoing, if the Work as described in the Plans would have any effect on Building systems or structure, Landlord shall be permitted to submit the Plans to the Building’s MEP engineer or other third party consultant for review, and Tenant shall be responsible for the reasonable, out of pocket costs incurred by Landlord for such review (the “Consultant Fee”).

4. CHANGE ORDERS. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall review all requested changes within two (2) business days after their delivery to Landlord, provided, however, in the event of extensive changes, such time period shall be extended to a length of time which is reasonable under the circumstances not to exceed five (5) business days.

All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the payment of Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall (subject to Paragraph 7 below) be borne by Tenant. Notwithstanding the foregoing, insubstantial and non-structural “field” changes of the type not customarily the subject of change orders and which do not affect any Building systems shall not require Landlord’s prior written consent.

5. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT’S PERFORMANCE. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 5, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, reasonable requirements of Landlord’s fire insurance underwriters and the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et. Seq.), as amended.

(b) Tenant shall, at its own cost and expense (but payable from the Allowance), obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the obligation to pay Rent or any other obligations set forth in the Lease.

(c) Tenant’s contractors shall be licensed contractors, using union labor, possessing good labor relations, reasonably anticipated to be capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All of Tenant’s contracts shall be assignable by Tenant to Landlord and shall specify that Landlord is an intended third party beneficiary of such assignment provision. Tenant agrees that if the Lease shall terminate prior to substantial completion of the Tenant Improvements, at Landlord’s option, Tenant shall assign any or all such contracts to Landlord and shall otherwise reasonably cooperate with Landlord to effect an assignment of Tenant’s right and remaining obligations under such contracts to Landlord. All work shall be coordinated with any other constructions or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants. Landlord shall use commercially reasonable efforts to cooperate with Tenant in such coordination with respect to any work being performed by or for Tenant.

(d) Tenant shall use only new, first-class material in the Work comparable to materials used in other tenant improvements in the Building, except where explicitly shown in the Approved Plans. The Work shall be performed in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all Work performed and equipment installed in the Premises unless such warranties are not customarily obtained for the type of work and/or material involved, in which event Tenant shall obtain customary warranties. Tenant hereby assigns to Landlord all warranties and guaranties relating to the Work.

(e) Tenant and Tenant’s Contractors shall make all commercially reasonable efforts and take all commercially reasonable steps appropriate to assure that all construction activities undertaken do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall during the performance of the Work and throughout the term of the Lease comply with all reasonable rules and regulations existing from time to time at the Building which have heretofore been provided to Tenant (provided Landlord shall provide reasonable prior notice in respect of any new rules and regulation or any modifications of existing rules and regulations). Tenant and Tenant’s Contractors shall take all reasonable precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police all personnel entering the Building in connection with the Work. Construction equipment and materials are to be kept within the Premises (subject to the limitations contained in the Fourth Amendment) and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord reasonably shall direct so as not to burden the constructions or operation of the Building, provided that Landlord shall use commercially reasonable efforts to coordinate the same.

(f) Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the Union Tower General Rules and Regulations for Contractors (a copy of which Tenant has received) or the other requirements of the Lease imposed on Tenant or Tenant’s Contractors to cease work and remove its equipment and employees from the Building provided, however, prior to any such order (i) if the violation is of such a nature that it threatens in Landlord’s reasonable discretion to create a hazardous condition or disrupt building operations or other tenants, then Landlord shall provide one (1) written notice and one (1) day right to cure, and (ii) if the violation is of any other type, then Landlord shall provide one (1) written notice and three (3) days right to cure; further provided, however, that Landlord shall have no obligation to provide any notice or cure rights as to either (i) or (ii) if a repeat violation of a substantially similar type occurs. In any event, Landlord may make the continuation of work contingent upon payment by Tenant or Tenant’s Contractors of any damages or costs incurred by Landlord or other tenants as a result of such violation. No such action by Landlord shall delay the obligation to pay Rent or any other obligations set forth in the Lease.

(g) Utility costs or charges for any service (including HVAC, hoisting and the like) to the Premises in connection with and during the performance of the Work shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord’s standard rates then in effect, provided, however, Landlord shall not charge for freight elevator usage unless an attendant or special operations are required, in Landlord’s reasonable discretion. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s written request or at Landlord’s reasonable discretion resulting from breaches or defaults beyond applicable notice and cure periods by Tenant under this Work Letter. Tenant shall have the nonexclusive right to use the freight elevators during the business day on a first-come, first-serve basis without additional charges; all after-hours use shall be subject to scheduling by Landlord and to Tenant’s payment of Landlord’s out-of-

pocket for such after-hours usage, including costs of necessary personnel. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. If required by Landlord by the giving of notice, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h) Tenant shall permit access to the Premises by Landlord upon reasonable prior notice to Tenant, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work, provided that Landlord shall use reasonable efforts to minimize its interference with the Work.

(i) Tenant shall proceed with its work expeditiously, continuously and efficiently, and Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be reasonably necessary under the requirements herein.

(j) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work (except for de minimis deviations of a type customarily not the subject of change orders), except as authorized by Landlord or its designated representative in writing in a change order approved in writing by Landlord. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(k) Tenant shall impose on and enforce all applicable terms of this Work Letter against Tenant’s architect and Tenant’s Contractors.

Tenant acknowledges and agrees that the Work will include any work, both within and outside the Premises that may be necessary in order for Tenant to use and occupy the Premises.

6. INSURANCE.

In addition to the insurance requirements set forth in the Lease, Tenant shall also secure, pay for and maintain or cause Tenant Contractors to secure, pay for and maintain during the construction of the Premises the following minimum coverages and limits of liability:

(a) worker’s compensation in amounts required by state statutes and employer’s liability insurance with limits of not less than $500,000;

(b) comprehensive or commercial general liability insurance in an amount not less than $1,000,000 (One Million) per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000 (Two Million), and with umbrella coverage with limits not less than $2,000,000 (Two Million). Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and damage to the property of others and arising from its operations under the contract whether such operations are performed by Tenant’s

Contractors or by anyone directly or indirectly employed by any of them;

(c) comprehensive automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired or nonowned, in an amount not less than $1,000,000 (One Million) combined single limit;

(d) “Builder’s All Risk” insurance in an amount to cover the full insurable value of the work in the Premises, and shall insure against the perils of fire and extended coverage and shall include “all risk” builder’s risk insurance for physical loss or damage including theft, vandalism and malicious mischief;

The policies required to be maintained by Tenant shall be with companies rated A10 or better in the most current issue of A.M. Best’s Rating Guide. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. All policies (except the workers’ compensation policy) shall be endorsed to include Landlord as an additional insured party. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workers’ compensation policy) to be obtained by Tenant. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or nonrenewal of coverage. Tenant shall not permit the Contractor(s) to commence work until the required insurance has been obtained, and copies of all applicable insurance certificates (including the general contractor’s) have been delivered to Landlord.

7. ALLOWANCE; EXCESS AMOUNTS.

(a) Upon Tenant’s satisfaction of the requirements set forth in this Work Letter, Landlord shall make the Allowance available to Tenant to pay the Costs of the Work (and after completion of the Work, for the purposes otherwise provided in the Fourth Amendment). The Allowance shall be funded as the Tenant’s Work is completed in accordance with the provisions of this Work Letter.

(b) If the Costs of the Work based on the initial Budget (plus the Consultant’s Fee) exceed the Allowance, Tenant shall pay the amount of any excess costs (the “Excess”) prior to funding by Landlord of any funds from the Allowance. Further, if during the course of the Work the Budget is amended for any reason, or if Landlord reasonably estimates that the then-unfunded Allowance is insufficient to complete the Work, Tenant shall pay Costs as necessary so that the remaining Allowance is at least equal to the remaining Costs. Tenant shall provide Landlord with all documentation otherwise required for a Draw Request (defined below) to evidence Tenant’s payment of any such Excess. In addition to the Excess, Tenant shall pay the costs of all work, if any, other than the Work which Tenant may elect to do in the Premises (subject to Landlord’s approval as provided herein). If the Costs of the Work are less than the Allowance, then after Landlord’s receipt of evidence of lien-free completion of the Work in accordance with the provisions herein, Landlord shall make remaining amounts available to Tenant for improvements to the Premises or to pay Rent due under the Lease (subject to the limitations in and as otherwise provided in the Fourth Amendment).

(c) Subject to Tenant’s payment of any Excess as required by Section 7(b), Landlord shall make progress payments from the Allowance to Tenant on a monthly basis, for the portion of the Tenant’s Work performed during the previous month, less a retainage of 10% of each progress payment (“Retainage”). Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts (reduced by the Retainage) therefore paid by Tenant to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the Allowance. Provided that Tenant delivers requisitions to Landlord on or prior to the 1st day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, which requisitions shall be in the form of AIA document G702 (“Draw Requests”), set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of trailing lien waivers from all contractors, subcontractors, and material suppliers whose payment exceeds $25,000, covering all work and materials which are the subject of the prior progress payment, (ii) the Tenant’s Architect’s certification on the pay application that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request, including any documents reasonably required by landlord’s title company in connection with title drawdowns and endorsements. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this paragraph together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Work by governmental authorities having jurisdiction thereover, (B) issuance of final lien and unconditional waivers by all contractors and subcontractors covering all of the Tenant Work, (C) receipt of as-built plans for the Work, and (D) a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems affected by the Work.

8. MISCELLANEOUS.

(a) If the Plans for the Work require the construction and installation of additional life safety or other systems, Tenant agrees to pay all reasonable costs and expenses arising from the construction and installation of such additional systems, provided that the Allowance may be applied to all such costs and expenses.

(b) Time is of the essence with respect to the express periods provided under this Work Letter.

(c) Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Tenant, the Contractor or Tenant’s agents on the Premises or in the Building. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, material furnished or obligations incurred by or on behalf of Tenant. If Landlord determines that any Work does not comply with the Approved Plans, or that the Work has not been completed in accordance with this Work Letter. Landlord will notify Tenant and Tenant agrees to use commercially reasonable efforts to cause such work to be corrected. Landlord’s payment of any payment request shall not be deemed to be Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in such payment request.

(d) If Tenant fails to make any payment relating to all or any portion of the Work as required hereunder, and Tenant’s failure to pay for such portion of the Work creates a safety risk, building code violation, or an unsightly condition, Landlord, at its option, may, after reasonable notice (unless the condition requires immediate cure) complete such portion of the Work pursuant to the Approved Plans necessary to cure such condition and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a Default under the Lease, subject to applicable notice and cure periods, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(e) Notices under this Work Letter shall be given in the same manner as under the Lease.

(f) The headings set forth herein are for convenience only.

(g) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant. This Work Letter is incorporated into the Lease by reference and made a part thereof to the extent applicable to the Work.

(h) All amounts due from Tenant hereunder shall be deemed to be additional Rent due under the Lease. Notwithstanding any provision to the contrary contained in the Lease, if a Default under the Lease or a breach by Tenant under this Work Letter occurs at any time on or before completion of the Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Allowance and/or Landlord may cause the assignment of the construction contract to Landlord as set forth in this Work Letter.

9. LIMITATION OF LIABILITY. Any liability of Landlord and Tenant under this Work Letter shall be limited as provided in Section 19 of the Fourth Amendment.

EXHIBIT C

List of ROFO Spaces as of the Effective Date of Fourth Amendment

and Existing Tenant Renewal, Extension and ROFO Rights

Suite	SF	Tenant
310	8,326	Boys & Girls Club
600	20,667	Kaplan
700	20,667	Kaplan
200	21,159	Kaplan
1200	16,715	Avreco
1500	20,667	Crump
1300	20,667	Ticketmaster [Same space as Expansion Space]

C-1